Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter G. Michielutti
Senior Vice President
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION REPORTS RESULTS FOR THE
THIRTEEN AND FIFTY-TWO WEEK PERIODS ENDED FEBRUARY 1, 2014

Minneapolis, MN, March 13, 2014 - Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the thirteen week and fifty-two week periods ended February 1, 2014.

Results for the Thirteen Week Period Ended February 1, 2014

•
Net sales totaled $104.9 million, as compared to $116.0 million in the fourteen weeks ended February 2, 2013. The fourteenth week in the fourth quarter of fiscal 2012 contributed approximately $5.1 million in net sales. During the quarter, the Company operated an average of 43, or 6.9%, fewer stores than during the comparable period last year.

•
Same-store sales decreased 1.4% in the thirteen weeks ended February 1, 2014, as compared to the thirteen weeks ended February 2, 2013; this follows an 18.5% same-store sales increase in last year’s fourth quarter.

•	Operating loss totaled $0.5 million for the thirteen week period ended February 1, 2014. Operating loss was $4.0 million for the fourteen weeks ended February 2, 2013.

•
Net loss for the thirteen week period ended February 1, 2014 totaled $0.3 million, or a loss of $0.01 per share. Net loss for the fourteen weeks ended February 2, 2013 totaled $4.1 million, or a loss of $0.11 per share.

LuAnn Via, President and Chief Executive Officer, commented, “Despite the negative sales impact from temporary store closings and challenging traffic trends caused by the multiple snow storms and arctic temperatures during the fourth quarter, we met our quarterly financial goals. We were very pleased with the strong customer response to our merchandise offering and marketing efforts on days that were not adversely affected by weather. Looking ahead, we remain focused on our key strategies, which include refining our merchandise assortment, maintaining healthy inventory levels, creating compelling marketing programs and capitalizing on our eCommerce site to drive incremental traffic and sales. In addition, we will continue to execute on our real estate plans designed to drive higher store sales productivity and four-wall operating profit. We look forward to building upon our momentum and believe that we are on track to deliver on our three-year growth plan.”

Results for the Fifty-Two Weeks Ended February 1, 2014

•
Net sales totaled $435.8 million and same-store sales increased 8.1%, compared to the fifty-two week period ended February 2, 2013; this follows a 5.7% same-store sales increase for the fifty-three week period ended February 2, 2013.

•
Operating income totaled $8.9 million. Operating loss for the fifty-three week period ended February 2, 2013 was $16.0 million, which included a benefit of $5.2 million, or $0.15 per share, related to restructuring charges.

•
Net income for the fifty-two week period totaled $8.7 million, or $0.23 per diluted share. This compares to a net loss of $16.1 million, or a loss of $0.45 per share, for the fifty-three weeks ended February 2, 2013, which included a $0.15 per share benefit related to restructuring charges. The tax rate for both periods was significantly lower than the statutory rate due to the Company’s continued maintenance of a full valuation allowance against its deferred tax assets.

Balance Sheet Highlights and Capital Expenditures
Cash and cash-equivalents, and investments totaled $57.2 million as of February 1, 2014. Inventory per square foot, excluding in-transit and eCommerce inventory, increased approximately 16.4% on a per square foot basis as of February 1, 2014, as compared to February 2, 2013. The increase in inventory is primarily due to our initial investment in a number of core programs launching in fiscal 2014. For the thirteen week period ended February 1, 2014, the Company had no outstanding borrowings under its revolving credit facility and capital expenditures totaled approximately $2.2 million.

Outlook for the 2014 First Quarter and Fiscal Year
For the first quarter of fiscal 2014, the Company expects:

•	same-store sales to be relatively flat to last year’s first quarter;

•	approximately 50 to 70 bps of gross margin improvement, as compared to the comparable prior year period, driven by improved merchandise margins;

•	SG&A dollars to be flat compared to the $32.7 million of SG&A expense reported in the first quarter last year;

•	inventory to remain higher than the levels for the comparable prior year period at a level similar to the increase at the end of fiscal 2013; and

•	to open two new Outlet stores, convert 16 CB/CJ stores to eight MPW stores, and to close three CB stores and replace them with three new MPW stores.
For the 2014 fiscal year, the Company expects:

•	capital expenditures to be approximately $23 million to $25 million;

•	to recognize a nominal amount of tax expense, as the Company’s tax provisions will continue to be affected by the valuation allowance on its deferred tax assets in fiscal 2014;

•	average store count to be down 7% and average square footage for the year to be down 4% as compared to fiscal 2013; and

•	to end the fiscal year with a total square footage increase of 2% as compared to the end of fiscal 2013.

Conference Call Information
The Company will discuss its fourth quarter and full year results in a conference call scheduled for today, March 13, 2014, at 8:30 a. m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until April 13, 2014. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until March 20, 2014. This call may be accessed by dialing (877) 870-5176 and using the passcode 9592227.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of March 13, 2014, the Company operates 551 stores in 43 states consisting of 325 Christopher & Banks stores, 129 stores in its women’s plus size clothing division CJ Banks, 66 MPW stores and 31 outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements: (i) that the Company remains focused on its key strategies, which include refining its merchandise assortment, maintaining healthy inventory levels, creating compelling marketing programs and capitalizing on its eCommerce site to drive incremental traffic and sales; (ii) that the Company will continue to execute on its real estate plans designed to drive higher store sales productivity and four-wall operating profit; (iii) that the Company looks forward to building upon its momentum and believes that it is on track to deliver on its three-year growth plan; (iv) that for the first quarter of fiscal 2014, the Company expects same-store sales to be relatively flat to last year’s first quarter; (v) that for the first quarter of fiscal 2014, the Company expects approximately 50 to 70 bps of gross margin improvement, as compared to the comparable prior year period, driven by improved merchandise margins; (vi) that for the first quarter of fiscal 2014, the Company expects SG&A dollars to be flat compared to the $32.7 million of SG&A expense reported in the first quarter last year; (vii) that for the first quarter of fiscal 2014, the Company expects inventory to remain higher than the levels for the comparable prior year period at a level similar to the increase at the end of fiscal 2013; (viii) that for the first quarter of fiscal 2014, the Company expects to open two new Outlet stores, convert 16 CB/CJ stores to eight MPW stores, and to close three CB stores and replace them with three new MPW stores; (ix) that for the 2014 fiscal year, the Company expects capital expenditures to be approximately $23 million to $25 million; (x) that for the 2014 fiscal year, the Company expects to recognize a nominal amount of tax expense, as the Company’s tax provisions will continue to be affected by the valuation allowance on its deferred tax assets in fiscal 2014; (xi) that for the 2014 fiscal year, the Company expects average store count to be down 7% and average square footage for the year to be down 4% as compared to fiscal 2013; and (xii) the Company expects to end the fiscal year with a total square footage increase of 2% as compared to the end of fiscal 2013. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
UNAUDITED COMPARATIVE STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Thirteen	Fourteen	Fifty-Two	Fifty-Three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 1,	February 2,	February 1,	February 2,
	2014	2013	2014	2013

Net sales	$104,925	$115,981	$435,754	$430,302

Costs and expenses:
Merchandise, buying and occupancy	70,832	81,008	284,723	303,680
Selling, general and administrative	31,370	34,778	128,847	129,153
Depreciation and amortization	3,241	4,211	13,168	18,595
Restructuring and impairment	—	—	140	(5,161)
Total costs and expenses	105,443	119,997	426,878	446,267

Operating income (loss)	(518)	(4,016)	8,876	(15,965)

Other income (expense)	(45)	(110)	(191)	(14)

Income (loss) before income taxes	(563)	(4,126)	8,685	(15,979)

Income tax provision (benefit)	(277)	(76)	(5)	97

Net income (loss)	$(286)	$(4,050)	$8,690	$(16,076)

Basic income (loss) per share:

Net income (loss)	$(0.01)	$(0.11)	$0.24	$(0.45)

Basic shares outstanding	36,263	35,883	36,246	35,694

Diluted income (loss) per share:

Net income (loss)	$(0.01)	$(0.11)	$0.23	$(0.45)

Diluted shares outstanding	37,275	35,883	37,144	35,694

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
UNAUDITED COMPARATIVE BALANCE SHEETS
(in thousands)

	February 1,	February 2,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$41,074	$40,739
Short-term investments	12,982	—
Merchandise inventories	44,877	42,704
Other current assets	10,146	10,858
Total current assets	109,079	94,301

Property, equipment and improvements, net	36,458	41,230

Other assets:
Long-term investments	3,143	—
Other	298	401
Total other assets	3,441	401

Total assets	$148,978	$135,932

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,198	$22,586
Accrued salaries, wages and related expenses	6,322	4,217
Accrued liabilities	23,748	23,410
Total current liabilities	53,268	50,213

Non-current liabilities:
Deferred lease incentives	4,773	5,665
Deferred rent obligations	2,860	2,959
Other accrued liabilities	1,140	1,629
Total non-current liabilities	8,773	10,253

Stockholders' equity:
Common stock	461	467
Additional paid-in capital	122,416	119,632
Retained earnings	76,768	68,078
Common stock held in treasury	(112,711)	(112,711)
Accumulated other comprehensive income	3	—
Total stockholders' equity	86,937	75,466

Total liabilities and stockholders' equity	$148,978	$135,932

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
UNAUDITED COMPARATIVE STATEMENTS OF CASH FLOWS
(in thousands)

	Fifty-Two	Fifty-Three
	Weeks Ended	Weeks Ended
	February 1,	February 2,
	2014	2013
Cash flows from operating activities:
Net loss	$8,690	$(16,076)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	13,168	18,595
Impairment of store assets	140	424
Amortization of discount (premium) on investments	56	(444)
Amortization of financing costs	73	35
Deferred lease related liabilities	(1,819)	(7,216)
Stock-based compensation expense	2,776	2,308
Loss on disposal of assets	9	52
Gain on investments, net	—	(76)
Changes in operating assets and liabilities:
Decrease in accounts receivable	1,202	19
Increase in merchandise inventories	(2,173)	(3,249)
Increase in prepaid expenses and other current assets	(585)	(3,535)
Decrease in income taxes receivable	95	783
Decrease in other assets	30	180
Increase in accounts payable	612	2,952
(Decrease) increase in accrued liabilities	3,240	(3,871)
(Decrease) increase in lease termination liabilities	—	(8,032)
Decrease in other liabilities	(460)	(290)
Net cash provided by (used in) operating activities	25,054	(17,441)

Cash flows from investing activities:
Purchases of property, equipment and improvements	(8,544)	(3,623)
Proceeds from sale of furniture, fixtures and equipment	—	35
Purchases of available-for-sale investments	(24,484)	—
Redemptions of available-for-sale investments	8,306	21,403
Net cash (used in) provided by investing activities	(24,722)	17,815

Cash flows from financing activities:
Shares redeemed for payroll taxes	(211)	(67)
Financing costs	—	(350)
Exercise of stock options	214	—
Net cash used in by financing activities	3	(417)

Net decrease in cash and cash equivalents	335	(43)
Cash and cash equivalents at beginning of period	40,739	40,782
Cash and cash equivalents at end of period	$41,074	$40,739